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                             MICHAEL HARRIS, P.A.
                                ATORNEYS AT LAW
                  1645 Palm Beach Lakes Boulevard, Suite 550
                        West Palm Beach, Florida 33401
                           TELEPHONE: (561) 478-7077
                           FACSIMILE: (561) 478-1817

                               November 16, 2001

SFBC International, Inc.
11190 Biscayne Blvd.
Miami, FL 33181

Attention: Lisa Krinsky, M.D.

     Re: SFBC International, Inc.

Dear Dr. Krinsky:

     You have advised us that SFBC International, Inc. (the "Company") is filing with the United States Securities and Exchange Commission a Registration Statement on Form S-1 with respect to 2,350,000 shares of common stock, $.001 par value, of which 2,000,000 shares of common stock will be offered for sale by the Company and 350,000 shares of common stock will be offered for sale by the Selling Stockholders.

     In connection with the filing of this Registration Statement, you have requested that we furnish you with our opinion as to the legality of (i) such of the Company's shares of common stock as are presently outstanding and (ii) such shares as shall be offered by the Company itself and the Selling Stockholders pursuant to the Prospectus which is part of the Registration Statement.

     You have advised us that as of November 14, 2001, the Company's authorized capital consists of 20,000,000 shares of common stock, $.001 par value per share, of which 4,600,320 shares are issued and outstanding, and 5,000,000 shares of preferred stock, $.10 par value, of which no shares are issued and outstanding.

     After having examined the Company's Certificate of Incorporation, as amended, bylaws, minutes, and the financial statements contained in the Prospectus, we are of the opinion that the 2,000,000 shares of common stock to be offered by the Company will be, when offered and sold with valid consideration received, fully paid and non-assessable, duly authorized and validly issued, the 300,000 of the shares of common stock to be offered by Selling Stockholder are fully paid and non-assessable, duly authorized and validly issued, and 50,000 of the shares of common stock to be offered by the Selling Stockholders will be, upon exercise of options and payment of the exercise price, fully paid and non-assessable, duly authorized and validly issued.

     We consent to the use of our name in the Prospectus under the caption "Legal Matters".

                              Very truly yours,


                              Michael Harris, P.A.